[Letterhead]
                                      KPMG

May 18, 2000
Securities and Exchange Commission
450 Fifth Street, NW
Washinton, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for 21st Century Holding Company and, under the date of March 30, 2000, we reported on the consolidated financial statements of 21st Century Holding Company as of and for the years ended December 31, 1999 and 1998. On May 12, 2000 our appointment as principal accountants was terminated. We have read 21st Century Holding Company's statements included under Item 4 of its Form 8K dated May 18, 2000, and we agree with such statments.

Very truly yours,

/s/ KPMG LLP